Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EDGAR Online, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-81966 and No. 333-41472) on Forms S-3 and (No. 333-60246) on Form S-8 of EDGAR Online, Inc. and subsidiaries of our report dated March 26, 2003, with respect to the consolidated statements of operations, changes in stockholders’ equity, and cash flows of EDGAR Online, Inc. for the year ended December 31, 2002, and the related financial statement schedule for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K of EDGAR Online, Inc.

/s/ KPMG LLP

New York, New York
March 25, 2005